Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Central Pacific Financial Corp.:

We consent to the use in the Registration Statement on Form S-3, as amended, of Central Pacific Financial Corp. related to the offering of Central Pacific Financial Corp. common stock and a warrant to purchase common stock, of our report dated February 28, 2012, with respect to the consolidated balance sheet of Central Pacific Financial Corp.and Subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2011, and our report dated February 28, 2012 with respect to the effectiveness of internal control over financial reporting as of December 31, 2011, which reports are incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Honolulu, Hawaii

March 7, 2012